Exhibit 99.3
CONVERSION AGREEMENT
THIS CONVERSION AGREEMENT (“AGREEMENT”), dated ___, is between MBI Financial, Inc., a Nevada corporation (the “Company”) and ___(the “Holder”).
WHEREAS, on May 16, 2006, the Company issued to the Holder 10% bridge notes due July 31, 2006, as amended from time to time, in an aggregate principal amount of $50,000 (the “Note”).
WHEREAS, the Company has requested and the Holder has agreed that upon the Company’s payment of all accrued but unpaid interest on the Note (the “Interest Payment”) the Holder will convert the principal of the Note into common stock, par value $.0167 per share (“Common Stock”), of the Company as set forth herein;
NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties hereinafter set forth, the parties hereto hereby agree as follows:
     NOTE CONVERSION. The Holder hereby severally agrees, subject to the conditions set forth herein, to convert the principal and accrued interest on its Note into shares of the Company’s Common Stock (“Conversion Shares”) at a conversion price of $0.40 per share (“Note Conversion”), subject to appropriate adjustment for reclassifications, stock splits, stock dividends, spin-offs or distributions, share combinations or other similar changes affecting the Common Stock as a whole. The entire amount of the Conversion Shares shall be allocated in a manner as mutually agreed to by the parties and the Note Conversion shall be classified as mutually agreed to by the parties.
     WARRANT. In addition, upon Note Conversion, the Holder shall receive from the Company a stock purchase warrant (the “Warrant”) entitling the Holder to purchase 125,000 of shares of the Company’s Common Stock. The Warrant will be exercisable on a cashless exercise basis and the shares underlying the Warrant will have “piggy-back” registration rights. The Warrant is exercisable at an initial price equal to $0.40. The Warrant survives for a period of five years from the date when it is issued.
     REGISTRATION RIGHTS. Promptly, but no later than 90 days following the date of this agreement, the Company shall file a registration statement with the United States Securities and Exchange Commission (“SEC”) to register the Conversion Shares and the Warrants.
The Holder represents and warrants to the Company that (a) the Holder has full legal power to execute and deliver this Agreement and to perform its obligations hereunder; (b) the Holder has been given an opportunity to ask questions and receive answers from the officers and directors of the Company and to obtain additional information from the Company; and (c) the Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company’s securities and has obtained, in its judgment, sufficient information about the Company to evaluate the merits and risks of an investment in the Company.
The Holder herby directs that the Conversion Shares, together with any check in payment for fractional shares, and Warrant be issued in the name of and delivered to the Holder.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
Holder:
By: _____________________(sign exactly as your name appears on the Note and initial each page)
Please Print or Type Name: ___________________________
Address (Including Zip Code): ___________________________
EIN, Social Security or other Identification Number:___________________________

ACCEPTED AND AGREED TO as of _______________, 2006
MBI Financial, Inc.

By:
Name:	Patrick McGeeney
Title:	Chief Executive Officer